SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           | |

Check the appropriate box:

[X] Preliminary Proxy Statement
| | Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
| | Definitive Proxy Statement
| | Definitive  Additional Materials
| | Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       --
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

|X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transactions applies: not applicable

    (2) Aggregate number of securities to which transactions applies: not applicable

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:* Based on $7,750,000, the maximum
    aggregate  amount of cash and        other property           expected to be
    received by the registrant

    (4) Proposed maximum aggregate value of transaction: $7,750,000

    (5) Total fee paid: $1,550

| |   Fee paid previously with preliminary materials.

|X| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid: $3,548.09

      (2) Form, Schedule or Registration Statement No.: Form S-4 (File No. 333-19269)

      (3) Filing Party: Sunrise Technologies International, Inc.

      (4) Date Filed: January 6, 1997

---------------

* Set forth the amount on which the filing fee is calculated and state how it was determined.

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                           46257 FREMONT BOULEVARD
                          FREMONT, CALIFORNIA 94538

                                                                          , 1997

Dear Stockholder:

   You are cordially invited to attend a Special Meeting (the "Special Meeting") of the holders of common stock ("Sunrise Stock") of Sunrise Technologies International, Inc. ("Sunrise"), to be held on March , 1997 at 10:00 a.m.,
local time, at        , located at       .

   At the Special Meeting, you will be asked to consider and vote upon certain proposals (the "Proposals") to sell substantially all of the assets of Sunrise relating to its dental business (the "Dental Sale") and to increase the number of authorized shares of Sunrise Stock.

   Sunrise's Board of Directors has unanimously approved each of the Proposals and unanimously recommends a vote in favor of the Proposals.

   In the material accompanying this letter, you will find a Notice of Special Meeting and a Proxy Statement relating to the actions to be taken by Sunrise's stockholders at the Special Meeting. The Proxy Statement more fully describes the Dental Sale and includes important information concerning Sunrise.

   Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your Proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.


                                        Sincerely,


                                        David W. Light
                                        Chairman of the Board and
                                        Chief Executive Officer

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                           46257 FREMONT BOULEVARD
                          FREMONT, CALIFORNIA 94538

                           --------------------------

                          NOTICE OF SPECIAL MEETING

TO THE STOCKHOLDERS OF SUNRISE TECHNOLOGIES INTERNATIONAL, INC.:


   You are cordially invited to attend a Special Meeting (the "Special Meeting") of the holders of common stock, par value $0.001 per share ("Sunrise Stock"), of
Sunrise Technologies  International,  Inc. ("Sunrise"),  to be held on         ,
March     , 1997 at 10:00 a.m., local time, at       , located at         .

   At the Special Meeting, you will be asked to consider and vote upon two proposals to sell substantially all of the assets of Sunrise relating to its dental business (the "Dental Sale"). You also will be asked to approve an increase in Sunrise's capitalization.

   Specifically, you will be asked to vote on the following matters (the "Proposals"):

      1. To approve the Dental Sale to Lares Research, substantially on the terms contained in the Lares Letter of Intent, described in the accompanying Proxy Statement.

      2. To approve the Dental Sale to another purchaser on terms substantially similar to those contained in the Lares Letter of Intent.

      3. To amend Sunrise's Certificate of Incorporation to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000.

      4. For the transaction of such other business as may properly come before said meeting or adjournments thereof.

   You may vote on each of the Proposals independently. Approval of each of the Proposals will require the affirmative vote of a majority of the outstanding shares of Sunrise Stock entitled to vote at the Special Meeting.

   The Proposals are more fully described in the accompanying Proxy Statement.

   The Board of Directors  has fixed the close of business on        , 1997,  as
the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.




                                        Sincerely,



                                        David W. Light
                                        Chairman of the Board and
                                        Chief Executive Officer


Fremont, California
             , 1997


   ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PRELIMINARY
                            SUNRISE SPECIAL MEETING
                                PROXY STATEMENT


   This Proxy Statement is furnished in connection with the solicitation of proxies by management of Sunrise Technologies International, Inc. ("Sunrise" and, together with its subsidiaries, the "Company"), for use at the special
meeting of stockholders (the "Special Meeting") scheduled to be held on        ,
March        , 1997, at 10:00 a.m.,  local time, at        , located at        .
The Company intends to mail this Proxy Statement and the accompanying proxy card
to all stockholders entitled to vote at the Special Meeting on or about        ,
1997.

   At the Special Meeting, holders of Sunrise Stock will be asked to consider and vote upon the following matters (the "Proposals"): (1) to approve the sale (the "Dental Sale") of the Company's dental business and substantially all of the assets used in the operation thereof (the "Dental Business") to Lares Research, a privately-held company located in Chico, California ("Lares"), substantially on the terms contained in the Lares Letter of Intent (defined herein), (2) to approve the Dental Sale to another purchaser on terms substantially similar to those contained in the Lares Letter of Intent, and (3) to amend Sunrise's Certificate of Incorporation (the "Sunrise Certificate") to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000.

RECORD DATE; VOTING

   The board of  directors  (the  "Board")  has fixed the close of  business  on
      , 1997 as the record date (the "Record Date") for the determination of holders of Sunrise Stock entitled to notice of and to vote at the Special
Meeting. As of the Record Date, there were        shares of Sunrise Stock issued
and outstanding, held of record by        persons.

   Each share of Sunrise Stock is entitled to one vote on each of the Proposals. The presence, whether in person or by proxy, of a majority of the outstanding shares of Sunrise Stock is necessary to constitute a quorum at the Special Meeting. The affirmative vote of a majority of the votes eligible to be cast at the Special Meeting is required to approve each of the Proposals.

   As of the Record  Date,  the  directors  and  executive  officers of Sunrise,
together with their respective affiliates,  held        shares of Sunrise Stock,
representing        percent ( %) of the votes to be cast at the Special Meeting.

REVOCABILITY OF PROXIES

   If a person who has executed and returned a proxy is present at the meeting and wishes to vote in person, such person may elect to do so and thereby suspend the power of the proxy holders to vote such proxy. A proxy also may be revoked before it is exercised by filing with the Secretary of Sunrise a duly signed revocation or a proxy bearing a later date.

SOLICITATION

   Sunrise will bear the entire cost of the solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Sunrise Stock beneficially owned by others to forward to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of Sunrise. No additional compensation will be paid to such persons for such services. Sunrise also intends to employ the services of Beacon Hill Partners, Inc., a professional solicitation company ("Beacon Hill"), to assist with solicitation of Sunrise stockholders. Beacon Hill will be paid a fee of $4,000 plus $3 per telephone call made by Beacon Hill to a Sunrise stockholder entitled to vote at the Sunrise Special Meeting.

   ChaseMellon Shareholder Services LLC, transfer agent and registrar for the Sunrise Stock, will be paid its customary fee, estimated to be $1,500.

INDEPENDENT AUDITORS

   Representatives of Ernst & Young LLP, the Company's independent auditors, are expected to attend the Special Meeting and to be available to answer appropriate questions. Such representatives will have the opportunity to make a statement to the stockholders if they desire to do so.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This Proxy Statement, as it may be amended or supplemented, and certain documents incorporated by reference herein contain or may contain both statements of historical fact and "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, income, earnings, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of Sunrise or its management, (iii) statements of the future economic performance of Sunrise and
(iv) the assumptions underlying statements regarding Sunrise or its businesses. Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are disclosed herein, under the caption "Risk Factors" and elsewhere. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                              PROPOSALS 1 AND 2
                               THE DENTAL SALE

   The Company proposes to sell its Dental Business, even though the Dental Business is the predominent source of the Company's current revenue. Management believes that, in light of the Company's limited resources, it is in the stockholders' best interests to concentrate such resources on the Company's ophthalmic business. Accordingly, management recommends selling the Dental Business to raise cash for clinical studies, operations of the ophthalmic business and other general business expenses.

THE DENTAL BUSINESS

   Although recently the Company's primary efforts have been focused on the engineering and development of laser products used in the ophthalmic business, the Company began as a developer and manufacturer of dental laser systems. Through the end of 1991, Sunrise was the exclusive developer and manufacturer of dental laser systems for American Dental Technologies, Inc. ("ADT") and received substantially all of its revenues from the sale of its dLase Dental Laser System (the "Sunrise dLase System") to ADT. The Company's exclusive relationship with ADT has since been terminated, and the Company has been marketing its dental laser systems directly. In 1990, Sunrise received market clearance from the United States Food and Drug Administration ("FDA") to sell the Sunrise dLase System in the United States for soft tissue applications; however, it has not received FDA market clearance for the Sunrise dLase System for hard tissue applications.

   In October 1988, Sunrise filed a Pre-Market Approval application (a "PMA") with the FDA for treatment of precarious lesions with the Sunrise dLase System. The application was denied in August 1990. The Company commenced additional clinical trials for this application in 1991 after conferring with the FDA with respect to a new protocol. In the first quarter of 1993, Sunrise received FDA approval to expand the clinical studies to add more patients, an additional research site, and include the treatment of 2 degree caries. Sunrise filed a new PMA during 1994. In February 1996 the FDA's dental products advisory board voted not to recommend pre-market approval of Sunrise's dental laser for hard tissue applications. Sunrise is currently evaluating this development in relation to the overall marketing of the dental laser and whether it should continue to pursue FDA approval for hard tissue.

   The SunLase 800 System is a portable laser system designed to be used in dentistry for hard tissue applications, such as treatment of dental caries (cavities) and precarious dental lesions. The SunLase 800 System is also used for soft tissue cutting procedures in the oral cavity. Sunrise introduced the SunLase 800 System for sales in international markets during the third quarter of 1992.

   In March 1993, Sunrise introduced in the United States market two dental laser systems for soft tissue applications: the SunLase 400 System, a four watt system and the SunLase Master, an eight watt system.

   In 1993, pursuant to a joint development and manufacturing agreement with Danville Engineering, Sunrise commenced development of the MicroPrep cavity preparation system (the "Sunrise MicroPrep System"), an air abrasion system used to prepare a cavity for restorative material. The Sunrise MicroPrep System combines the technology developed by Danville Engineering with the electronics, system engineering and manufacturing skills of Sunrise. Sunrise began distribution of the system in the second quarter of 1994. In the United States, the Sunrise MicroPrep System is marketed through distributors and independent representatives. Outside the United States, the Sunrise MicroPrep System is marketed through exclusive distributors on a country-by-country basis. In October 1995, Sunrise introduced the Associate cavity preparation system, a table-top version of the Sunrise MicroPrep System.

   The vast predominance of the Company's revenues are derived from sales of its dental laser products. In the first nine months of 1996, sales of the Sunrise MicroPrep System alone accounted for approximately 60% of the Company's revenues. If the proposed Dental Sale is consummated, all or a portion of the purchase price will be paid in cash which the Company can use to fund its ophthalmic activities; however, by selling the Dental Business, the Company will lose a significant source of continued revenue.

PROPOSED DENTAL SALE TO LARES

   On November 18, 1996, Sunrise entered into a non-binding letter of intent (the "Lares Letter of Intent") with Lares Research, providing for the sale of the Dental Business to Lares in consideration for a cash payment of $5,000,000 at closing, a six-year non-interest bearing promissory note in the principal amount of $2,000,000 and warrants for 2 1/2 % of the stock of Lares outstanding at the time of closing. The warrants must be redeemed for $750,000 if Lares has not effected an initial public offering of its common stock within five years after the closing. The parties expect to enter into a definitive agreement in February 1997. If the transaction closes, Sunrise will pay to ADT a transfer fee of approximately $350,000. ADT has licensed Sunrise and its successors to use certain dental patents, subject to the payment of such transfer fee.

   Pursuant to the Dental Sale to Lares, the Company would transfer to Lares all of the Dental Business, except for cash and accounts receivable (book value at September 30, 1996 of approximately $2,426,000). All liabilities of the Dental Business would be retained by the Company, except for certain obligations relating to royalties and a supply contract.

   The Dental Sale to Lares is subject to several conditions, including the successful completion by Lares of a debt or equity financing to cover the $5,000,000 payment at closing. Lares has been a privately held, family-owned business for over 40 years. There can be no assurance that Lares will be able to attract private capital for such financing. If Lares is unsuccessful, the transaction will be abandoned.

ALTERNATIVE PROPOSED DENTAL SALE

   In the event the Dental Sale to Lares is not consummated, the Company will seek to sell the Dental Business to another purchaser on substantially similar terms as those contained in the Lares Letter of Intent. Although the Company does not have another definitive transaction to present to the stockholders at this time, management is concerned about the time and expense that would be involved in soliciting stockholder approval for an alternative Dental Sale, in the event the Dental Sale to Lares is not consummated.

   The Company is seeking stockholder approval for the Dental Sale on the following conditions: (a) the Dental Sale is consummated on or prior to December 31, 1997, and (b) aggregate cash proceeds to Sunrise are not less than $5,000,000.

   Approval of each of the Dental Sales (i) to Lares pursuant to the Lares Letter of Intent or (ii) to another purchaser on substantially similar terms requires the affirmative vote of holders of a majority (13,934,307 shares) of the Sunrise Stock outstanding as of the Record Date.


          THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE DENTAL SALE TO LARES AND A VOTE FOR THE DENTAL SALE TO ANOTHER PURCHASER ON SUBSTANTIALLY SIMILAR TERMS AS THOSE CONTAINED IN THE LARES LETTER OF INTENT, IN THE EVENT THE DENTAL SALE IS NOT CONSUMMATED WITH LARES.

                        SELECTED FINANCIAL INFORMATION

   The statement of operations data set forth below with respect to the fiscal years ended December 31, 1993, 1994 and 1995 and the balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the Company's audited financial statements included elsewhere in this Proxy Statement and should be read in conjunction with those financial statements and the notes thereto. The statement of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited financial statements not included in this Proxy Statement. The statement of operations data for the nine months ended September 30, 1995 and 1996 and the balance sheet data at September 30, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the full fiscal year.

   The Company's independent auditors have included an explanatory paragraph in their report covering the Company's financial statements for the year ended December 31, 1995, which paragraph emphasizes substantial doubt as the Company's ability to continue as a going concern, based primarily on the recurring operating losses that have been incurred by the Company. Failure to return to profitable operations or to obtain other financing could result in a reorganization or complete liquidation of the Company.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                                                   NINE MONTHS ENDED
                                                         FISCAL YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                              -------------------------------------------------- -------------------
                                                 1991       1992      1993      1994      1995      1995      1996
                                              --------- ---------- --------- --------- --------- --------- ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENT OF OPERATIONS DATA:
  Net sales ...............................   $20,337   $   8,550  $11,860   $  7,578  $  5,294  $  3,680  $  4,327
  Gross profit ............................    11,333       3,604    5,009      1,340     1,637     1,269     1,243
  Purchase of in-process technology  ......       --        8,466      --         --        --        --        --
  Income (loss) from operations ...........     6,038     (13,337)  (6,452)    (6,917)   (4,187)   (2,821)   (4,062)
  Income tax expense (benefit) ............     2,176      (1,612)     232        --        --        --        --
  Net income (loss) .......................     3,986     (11,640)  (6,624)    (6,910)   (4,130)   (2,815)   (4,019)
  Net income (loss) per share(1) ..........      0.52       (1.44)   (0.74)     (0.68)    (0.28)    (0.24)    (0.16)
  Weighted average shares outstanding(1)  .     7,693       8,111    8,955     10,129     14,935   11,487    25,898

                                                       DECEMBER 31,                       SEPTEMBER 30,
                                    ------------------------------------------------- -------------------
                                      1991      1992      1993      1994      1995      1995      1996
                                    --------- --------- --------- --------- --------- --------- ---------
HISTORICAL BALANCE SHEET DATA:
  Working capital ...............   $ 8,545  $  7,877  $ 1,965   $ 1,101   $ 4,541   $ 5,843   $ 3,034
  Total assets ..................    12,596    10,339    5,511     3,822     6,689     8,209     4,983
  Long-term debt ................        98        79       18       --        --        --        --
  Stockholders' equity ..........     9,608     9,038    2,708     1,357     4,745     6,060     3,221

(1) See Note 1 of Notes to Consolidated Financial Statements.

                     UNAUDITED COMPARATIVE PER SHARE DATA

   The following table sets forth (1) the historical net loss per share and the historical book value per share of Sunrise Stock; and (2) the unaudited pro forma net loss per share and the unaudited pro forma book value per share after giving effect to the proposed disposal of the Dental Business and Net Assets on a retroactive basis excluding the gain (if any) from the sale. The information presented in the table should be read in conjunction with the unaudited pro forma condensed financial statements, the Company's historical consolidated financial statements and unaudited interim consolidated financial statements and the notes thereto appearing elsewhere herein or incorporated by reference. No cash dividends have been declared by Sunrise.

                                        HISTORICAL   PRO FORMA
                                      ------------ -----------
NET LOSS PER SHARE
  Fiscal year ended December 31, 1995      0.28         0.12
  Nine months ended September 30, 1996     0.16         0.08
BOOK VALUE PER SHARE AT
  December 31, 1995 ....................   0.19           --
  September 30, 1996 ...................   0.12         0.12

   1. Sunrise's historical net loss per share represents amounts for the year ended December 31, 1995 and the nine months ended September 30, 1996.

   2. Sunrise's historical book value per share is calculated by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the number of shares of common stock outstanding at the end of the period.

   3. The unaudited pro forma net loss per share is based on the weighted average number of shares of Sunrise Stock outstanding during the period (14,935,000 shares at December 31, 1995; 25,898,000 shares at September 30,
1996).

              UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed financial statements represent the proposal that Sunrise may dispose of the Dental Business.

   Sunrise may dispose of its dental business and assets used in the operation thereof ("Dental Assets"). Sunrise has accepted a non-binding letter of intent to sell its Dental Business to an unrelated third party. If the transaction is completed, Sunrise expects to receive consideration of $5,000,000 in cash, $2,000,000 of non-interest bearing promissory notes receivable in six equal annual installments beginning December 31, 1997 and warrants. This transaction is subject to certain conditions including the acquirer's ability to complete a private placement in an amount not less than $5 million.

   The unaudited condensed financial information ("Sunrise Net of Dental Assets to be Sold") gives effect to the disposal of the Dental Business as if the transaction had occurred on January 1, 1995 for the purposes of the unaudited statements of operations and as of September 30, 1996 for the purposes of the unaudited balance sheet.

   The unaudited pro forma condensed financial information should be read in conjunction with the accompanying notes and the historical financial statements, including the notes thereto, of the Company, included elsewhere in this Proxy Statement.

                 UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                              SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                                     SUNRISE                      SUNRISE NET
                                   TECHNOLOGIES      SUNRISE       OF DENTAL
                                  INTERNATIONAL,  DENTAL ASSETS    ASSETS TO
                                       INC.        TO BE SOLD       BE SOLD
                                 -------------- --------------- -------------
                                       (a)             (b)            (c)
ASSETS
Cash and cash equivalents  ......   $ 1,443        $ 2,426         $ 3,869
Accounts receivable .............     1,014           --             1,014
Inventories .....................     2,031         (1,988)             43
Prepaid expenses ................       308           (270)             38
                                 -------------- --------------- -------------
Total current assets ............     4,796            168           4,964
Net property, plant & equipment         187           (168)             19
Other non-current assets ........       --            --               --
Intangible assets ...............       --            --               --
                                 -------------- --------------- -------------
Total non-current assets ........       187           (168)             19
                                 -------------- --------------- -------------
Total assets ....................   $ 4,983        $  --           $ 4,983
                                 ============== =============== =============
-----------------
(a) Represents historical Sunrise financial statements, including Dental Assets to be sold.

(b) Represents historical Sunrise Dental Assets to be sold and consideration received therefrom exclusive of any gain which may be realized on sale.

(c) Represents historical Sunrise, net of Dental Assets to be sold and consideration received therefrom exclusive of any gain which may be realized on sale.



      See accompanying note to the Pro Forma Condensed Financial Statements


                 UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                              SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                                                             SUNRISE                           SUNRISE NET
                                                           TECHNOLOGIES         SUNRISE         OF DENTAL
                                                          INTERNATIONAL,     DENTAL ASSETS      ASSETS TO
                                                               INC.           TO BE SOLD         BE SOLD
                                                       ------------------ ----------------- ---------------
                                                               (a)                (b)              (c)
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable ...................................           $   --            $  --            $   --
Notes payable to stockholders, current maturities               --               --                --
Accounts payable ................................                770             --                 770
Accrued interest on convertible debt ............               --               --                --
Accrued payroll and related expenses ............                306             --                 306
Accrued warranty ................................                324             --                 324
Other accrued expenses ..........................                362             --                 362
                                                            --------          --------         --------
Total current liabilities .......................              1,762             --               1,762
Term notes payable ..............................               --               --                --
Long-term deferred income tax ...................               --               --                --
                                                            --------          --------         --------
Total non-current liabilities ...................               --               --                --
                                                            --------          --------         --------
Convertible preferred stock .....................               --               --                --
Common stock ....................................                 28             --                  28
Additional paid-in capital ......................             31,688             --              31,688
Less treasury stock at cost .....................               --               --                --
Accumulated deficit .............................            (28,495)            --             (28,495)
                                                            --------          --------         --------
Total stockholders' equity ......................              3,221             --               3,221
                                                            --------          --------         --------
Total liabilities and stockholders' equity ......           $  4,983            $--            $  4,983
                                                            ========          ========         ========

--------------
(a) Represents historical Sunrise financial statements, including Dental Assets to be sold.

(b) Represents historical Sunrise Dental Assets to be sold and consideration received therefrom exclusive of any gain which may be realized on sale.

(c) Represents historical Sunrise, net of Dental Assets to be sold and consideration received therefrom exclusive of any gain which may be realized on sale.

      See accompanying note to the Pro Forma Condensed Financial Statements

            UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            SUNRISE        LESS
                                          TECHNOLOGIES   SUNRISE     SUNRISE
                                         INTERNATIONAL,   DENTAL    OPHTHALMIC
                                              INC.       BUSINESS    BUSINESS
                                        -------------- ---------- ------------
                                              (a)          (b)         (c)
Net Revenues .........................     $ 4,327        $ 4,192    $   135
Cost of revenues .....................       3,084          3,039         45
                                        -------------- ---------- ------------
Gross profit .........................       1,243          1,153         90

Other costs and expenses
  Engineering & development ..........         494            379        115
  Sales, marketing & regulatory ......       2,938          2,021        917
  General and administrative .........       1,873            811      1,062
                                        -------------- ---------- ------------
Total other costs and expenses .......       5,305          3,211      2,094
                                        -------------- ---------- ------------

Net income/(loss) from operations ....      (4,062)        (2,058)    (2,004)
                                        -------------- ---------- ------------
Net interest income/(expense) ........          43             30         13
                                        -------------- ---------- ------------
Net income/(loss) before taxes .......      (4,019)        (2,028)    (1,991)
Income tax expense ...................         --             --         --
                                        -------------- ---------- ------------

Net income/(loss) ....................     $(4,019)       $(2,028)   $(1,991)
                                        ============== ========== ============
Net loss per share ...................     $ (0.16)                  $ (0.08)
                                        ==============            ============
Shares used in calculation of
   net loss per share ................      25,898                    25,898
                                        ==============            ============
---------------
(a)  Represents  historical  Sunrise  financial  statements,   including  Dental
     Business to be sold.

(b) Represents historical Sunrise Dental Business to be sold, exclusive of any gain which may be realized on sale.

(c) Represents historical Sunrise, net of Dental Business to be sold, exclusive of any gain which may be realized on sale.

      See accompanying note to the Pro Forma Condensed Financial Statements

            UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            SUNRISE        LESS
                                          TECHNOLOGIES   SUNRISE     SUNRISE
                                         INTERNATIONAL,   DENTAL    OPHTHALMIC
                                              INC.       BUSINESS    BUSINESS
                                        -------------- ---------- ------------
                                              (a)          (b)         (c)
Net Revenues .........................     $ 5,294        $ 4,017    $ 1,277
Cost of revenues .....................       3,657          2,848        809
                                        -------------- ---------- ------------
Gross profit .........................       1,637          1,169        468

Other costs and expenses
  Engineering & development ..........         503            299        204
  Sales, marketing & regulatory ......       2,992          2,225        767
  General and administrative .........       2,329          1,073      1,256
                                        -------------- ---------- ------------
Total other costs and expenses .......       5,824          3,597      2,227
                                        -------------- ---------- ------------

Net income/(loss) from operations ....      (4,187)        (2,428)    (1,759)
                                        -------------- ---------- ------------
Net interest income/(expense) ........          57             57        --
                                        -------------- ---------- ------------
Net income/(loss) before taxes .......      (4,130)        (2,371)    (1,759)
Income tax expense ...................         --             --         --
                                        -------------- ---------- ------------

Net income/(loss) ....................     $(4,130)       $(2,371)   $(1,759)
                                        ============== ========== ============
Net loss per share ...................     $ (0.28)                  $ (0.12)
                                        ==============            ============
Shares used in calculation of
 net loss per share  ................       14,935                    14,935
                                        ==============            ============
---------------
(a)  Represents  historical  Sunrise  financial  statements,   including  Dental
     Business to be sold.

(b) Represents historical Sunrise Dental Business to be sold, exclusive of any gain which may be realized on sale.

(c) Represents historical Sunrise, net of Dental Business to be sold, exclusive of any gain which may be realized on sale.

      See accompanying note to the Pro Forma Condensed Financial Statements

          NOTE TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

  NINE MONTHS ENDED SEPTEMBER 30, 1996 AND THE YEAR ENDED DECEMBER 31, 1995

The pro forma condensed financial statements gives effect to the following pro forma adjustments:

   On November 18, 1996 the Company signed a non-binding letter of intent to sell its Dental Business and related assets to an unrelated party. Consideration is anticipated to be $5 million in cash, $2 million of non-interest bearing promissory notes receivable in six equal annual installments beginning December 31, 1997 and warrants to purchase 2.5% of the common stock of the purchaser. Completion of this transaction is subject to certain conditions including the acquirer's ability to complete a private placement in an amount not less than $5 million. The unaudited pro forma condensed balance sheet column Sunrise Net of Dental Assets to be Sold reflects the elimination of the assets of the Dental Business to be sold as though the transaction occurred at the balance sheet date.

   The unaudited pro forma condensed balance sheet column Sunrise Net of Dental Assets to be Sold reflects the proceeds of the sale equal to the net assets to be disposed. No profit, if any ultimately arises, has been reflected in the column Sunrise Net of Dental Assets to be Sold due to (a) the significant conditions and uncertainties associated with this proposed transaction and (b) the nonrecurring nature of this transaction.

                                  PROPOSAL 3
                         AMENDMENT TO CAPITALIZATION

   The authorized capitalization of Sunrise currently consists of 40,000,000 shares of Sunrise Stock and 2,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"). As of the Record Date, there were shares of Sunrise Stock issued and outstanding. No shares of Preferred Stock have been issued or reserved for issuance by the Board.

   Sunrise historically has issued Sunrise Stock in order to raise working capital to fund its activities. In 1995, Sunrise effected two (2) private placements of an aggregate of 15,100,000 shares of Sunrise Stock. Until FDA approval is granted for commercial distribution of the Sunrise Corneal Shaping System, even if the Dental Sale is consummated, Sunrise expects to continue to require to raise working capital to fund its activities, which may involve additional private placements or offerings of Sunrise Stock. Accordingly, management of Sunrise considers it desirable to increase the authorized Sunrise Stock. Approval of the Proposal to amend the Sunrise Certificate to increase the number of shares of Sunrise Stock authorized to be issued from 40,000,000 to 75,000,000 requires the affirmative vote of holders of a majority (13,934,307 shares) of the Sunrise Stock outstanding as of the Record Date.

          THE BOARD OF DIRECTORS OF SUNRISE UNANIMOUSLY RECOMMENDS A VOTE FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF SUNRISE STOCK FROM 40,000,000 TO 75,000,000.

PRICE RANGE OF SUNRISE STOCK

   As of December 31, 1996, there were 715 holders of record of Sunrise Stock. Price information for Sunrise Stock may be obtained from the OTC Bulletin Board. The table below sets forth the reported high and low bid quotations of Sunrise Stock as reported on the OTC Bulletin Board for the periods indicated.

                                                 HIGH          LOW
                                                -----         -----
            1994
             First Quarter ...............      $6.50         $4.25
             Second Quarter ..............      $6.25         $4.25
             Third Quarter ...............      $4.50         $1.63
             Fourth Quarter ..............      $3.00         $1.13

            1995
             First Quarter ...............      $1.97         $0.69
             Second Quarter ..............      $1.25         $0.56
             Third Quarter ...............      $2.37         $0.50
             Fourth Quarter ..............      $2.44         $0.94

            1996
             First Quarter ...............      $2.94         $1.13
             Second Quarter ..............      $2.31         $1.13
             Third Quarter ...............      $2.00         $0.88
             Fourth Quarter ..............      $2.13         $0.81

            1997
             First Quarter (to February
                 , 1997) .................      $             $


   On February        ,  1997, the closing price of Sunrise Stock as reported on
the OTC  Bulletin  Board was  $        per share.  The  over-the-counter  market
quotations provided herein may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

DIVIDEND POLICY

   In the past three years, Sunrise has not declared or paid any cash dividend on the Sunrise Stock. Sunrise currently intends to retain any and all future earnings to finance its business. Accordingly, Sunrise does not anticipate paying cash or other dividends on the Sunrise Stock in the foreseeable future.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   The following table sets forth the beneficial ownership of Sunrise Stock as of January 31, 1997 by certain members of management and by all executive officers and directors of Sunrise, as a group. Sunrise is not aware of any person who beneficially owns more than 5% of the outstanding Sunrise Stock.

                                                         BENEFICIAL OWNERSHIP(1)
                                                        ------------------------
                                                          NUMBER OF   PERCENT OF
                                                           SHARES       SHARES
                                                        ----------- ------------
David W. Light(2) ......................................    431,666     1.5
C. Russell Trenary, III(3) .............................    100,000      *
Joseph W. Shaffer ......................................    815,913     2.9
Joseph D. Koenig(4) ....................................     13,334      *
Ronald A. Slocum(5) ....................................     23,334      *
All executive officers and directors as a
     group (5 persons)(2)(3)(4)(5)  ....................  1,446,747     5.2

-----------------
* Less than one percent
(1) Based on information provided by each of the identified officers and directors.
(2) Includes 391,666 shares that Mr. Light does not currently own, but which he has the right to acquire within 60 days of January 31, 1997, pursuant to outstanding options granted under the Company's stock option plan ("Options").
(3) Consists of shares that Mr. Trenary does not currently own, but which he has the right to acquire within 60 days of January 31, 1997, pursuant to Options.
(4) Consists of shares that Mr. Koenig does not currently own, but which he has the right to acquire within 60 days of January 31, 1997, pursuant to Options.
(5) Includes 13,334 shares that Mr. Slocum does not currently own, but which he has the right to acquire within 60 days of January 31, 1997.


                  ADDITIONAL INFORMATION REGARDING THE COMPANY

   The Company develops, manufactures and markets laser and other systems for applications in opthalmology and dentistry. For a discussion of the Company's dental business, see "The Asset Sale--The Dental Business."

 The Ophthalmic Business

   The Company holds certain patents and patent applications covering a laser thermal keratoplasty ("LTK") technique for reshaping the cornea to correct certain refractive disorders of the eye. In 1992, Sunrise acquired Laser Biotech Inc., a California corporation ("Laser Biotech"), and began clinical trials with a prototype of the Company's patented laser corneal shaping product (the "Sunrise Corneal Shaping System") pursuant to an Investigational Device Exemption ("IDE") from the FDA. In January 1996, Sunrise decided to have Laser Biotech independently pursue the research and development and governmental approvals required in order to commercialize the Sunrise Corneal Shaping System in the United States. As a result, certain Sunrise personnel, and other resources associated with the LTK program, were transferred to Laser Biotech.

   The Sunrise Corneal Shaping System alters the shape of the cornea to correct certain refractive disorders such as hyperopia (farsightedness) and presbyopia (loss of variable focusing over distances). The Sunrise Corneal Shaping System employs a holmium laser to shrink selectively the collagen in the cornea, changing the curvature of the cornea and thereby changing the refractive power of the eye, without removing corneal tissue. The Sunrise Corneal Shaping System was introduced outside the United States in 1993 and is currently sold to ophthalmologists in over 10 countries for use in treatment of hyperopia. The Sunrise Corneal Shaping System has been found to be most effective for the treatment of patients with low hyperopia, in the +1 to +2 diopter treatment groups, which covers the majority of those requiring treatment for hyperopia.

   The Sunrise Corneal Shaping System currently is undergoing premarket clinical studies in the United States as required by the FDA. Approval from the FDA is required before the Sunrise Corneal Shaping System may be sold commercially in the United States. There can be no assurance FDA approval will be obtained. In any event, Sunrise does not expect to receive FDA approval prior to 1999.

   The IDE issued to Sunrise by the FDA permits Sunrise to generate data necessary to support a PMA application for the use and marketing of the Sunrise Corneal Shaping System. The FDA has advised Sunrise that the initial Phase II(a) clinical trials conducted by Sunrise did not produce enough statistically significant data to enable the FDA to determine that the treatment algorithms employed in such clinical trials were predictable or effective for the treatment of hyperopia. On September 5, 1996, the FDA authorized Sunrise to treat an additional 100 subjects at five United States locations in a continuation of Phase II(a) clinical trials using a treatment algorithm developed by Sunrise in the course of the initial Phase II(a) clinical trials and in the course of studies conducted by ophthalmologists in Mexico, Great Britain and Canada. The continued clinical trial is limited to the treatment of forty subjects for the +1 diopter treatment group and sixty subjects for the +2 diopter treatment group.

  The Vision Correction Market

   Products and procedures that correct vision impairment resulting from refractive errors of the eye constitute one of the largest medical markets worldwide. In the United States, approximately 150 million people use eyewear (glasses or contact lenses) to correct refractive errors. In 1994, United States consumers spent approximately $14 billion for such purchases. Outside the United States, at least 300 million additional people use eyewear to correct refractive errors. Many eyewear users with myopia (nearsightedness) have sought refractive surgery procedures, such as radial keratotomy and photo refractive keratectomy ("PRK"), as an alternative to eyewear. PRK has been used in an estimated 250,000 procedures worldwide, with a very limited number of such procedures performed in the United States. In PRK, an excimer laser is used to remove irreversibly tissue within the optical zone to reshape the cornea. The FDA issued a PMA to Summit Technologies, Inc. ("Summit") in October 1995 for the use of its excimer laser system in PRK procedures. Currently, the excimer laser is the dominant laser used for the treatment of refractive disorders.

  Ophthalmic Products

   Sunrise believes that the Sunrise Corneal Shaping System, which uses the LTK process, offers several advantages over the use of excimer lasers for treating hyperopia, including ease of use and decreased invasiveness. In contrast to radial keratotomy and PRK procedures, there is no surgical trauma or major inconvenience in the Sunrise Corneal Shaping System.

   The Sunrise Corneal Shaping System incorporates a holmium laser source built into a standard slit-lamp to perform the LTK procedure. A slit-lamp is a binocular microscope used regularly by ophthalmologists to examine an eye binocularly under high magnification. The Sunrise Corneal Shaping System delivers simultaneous laser beams in a symmetrical ring of spots whose diameter can be varied. This system allows for easy alignment on the patient's eye and the delivery of a two-second or less exposure for the treatment. To the knowledge of Sunrise, after use of the system in at least four thousand treatments, no patient has ever suffered a vision-threatening complication. The LTK procedure typically is performed on the area of the eye that is outside the central visual zone, leaving the central cornea untouched.

   Two direct competitors of Sunrise have developed LTK devices for the treatment of hyperopia: Summit and TechnoMed, a German company. Both of these competitors produce a contact-mode holmium laser system equipped with a hand-held probe that delivers laser energy to a single spot on the cornea during each application. The physician must move the probe sequentially from spot to spot in order to produce treatment patterns. Since laser energy is not delivered simultaneously and symmetrically to a ring of spots, as it is with the Sunrise Corneal Shaping System, the cornea is changed asymmetrically during treatment, which the Company believes may lead to irregular induced astigmatism.

   Sunrise has developed two other products for the ophthalmic business. The first, a holmium laser system designed to perform a filtering procedure for treatment of glaucoma, the gLase 210 System, was developed in 1990. The gLase 210 System filtering procedure relieves pressure inside the eye by making a small hole in the sclera. The design characteristics and the unique delivery device of the gLase 210 System enable ophthalmologists to perform the procedure on an outpatient basis. Foreign sales of the gLase 210 System commenced on a limited basis during the second quarter of 1990. Domestic sales began in December 1990 upon receipt by Sunrise of FDA clearance to commence commercial sale of the product in the United States for the filtering procedure. The gLase 210 System currently is marketed through dealers in the United States and distributors abroad. Sunrise has also obtained an IDE for a second laser product used in the treatment of glaucoma. The IDE permits treatment of up to six persons, only one of whom has been treated to date.

   On December 27, 1996, Sunrise and EyeSys Technologies, Inc., a corneal topography company, entered into an Agreement and Plan of Merger, which was terminated in January 1997. As a result, Sunrise will expense in the fourth quarter of 1996 substantial costs incurred in connection with the negotiation of such agreement and preparation for the transactions contemplated thereby.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

 FOR THE YEAR ENDED DECEMBER 31, 1995

   OVERVIEW

   The Company has incurred substantial losses in the past three years which have seriously depleted its working capital. Sales of its existing dental products at current levels will not be sufficient to sustain both the existing business and the continued development and regulatory licensing of additional products including the LTK system. Sunrise has been able to raise additional working capital for all aspects of its business through the private placement of its common stock. These private placements raised $13,051,000 in 1994 and 1995 in new equity for Sunrise. Sunrise is seeking to raise additional working capital for all aspects of its business. If Sunrise is unable to obtain additional working capital, it may be forced to substantially curtail its activities and could, under certain circumstances, be forced to eliminate or suspend operations.

   Since its inception, Sunrise has been engaged in the design, development, manufacture and sale of laser systems for applications in medicine and dentistry. Sunrise's first commercial product, the Sunrise dLase System, was developed pursuant to a series of development, manufacturing and marketing agreements with American Dental Technologies, Inc. Pursuant to its agreements with ADT, Sunrise had exclusive manufacturing rights to this product and ADT had exclusive distribution rights and owns the technology rights including related patent rights. ADT commenced foreign sales of the Sunrise dLase System in December 1988 and, following clearance from the FDA to market the product for soft tissue applications, commenced United States distribution at the end of the second quarter of 1990. Sunrise filed a PMA with the FDA for treatment of precarious lesions in October 1988, which was denied in August 1990, and commenced additional clinical trials for this application in 1991 after conferring with the FDA with respect to a new protocol. In the first quarter of 1993, Sunrise received FDA approval to expand the clinical studies to add more patients, an additional research site, and include the treatment of 2(o) caries. Sunrise filed a new PMA during 1994. In February 1996 the FDA's dental products advisory board voted not to recommend pre-market approval of Sunrise's dental laser for hard tissue applications. Sunrise is currently evaluating this development in relation to the overall marketing of the dental laser and whether it should continue to pursue FDA approval for hard tissue.

   Commencing in late 1990, Sunrise completed development of two new holmium laser systems, the gLase 210 and sLase 210, and obtained United States and certain foreign regulatory approvals for filtering and thermal sclerostomy procedures for treatment of glaucoma, percutaneous disc compression procedures for minimally invasive back surgery, as well as general and orthopedic surgical procedures.

   In the first half of 1992, Sunrise completed the acquisitions of in-process technology from Laser Biotech and Emmetropix Corporation ("Emmetropix"), which together had patents, patent applications and other proprietary technology relating to laser thermal keratoplasty, which Sunrise believes will be useful in the treatment of myopia, hyperopia, and astigmatism. Phase I clinical trials using a prototype system commenced in mid-1992 pursuant to an Investigational Device Exemption from the FDA. The results of Phase I were filed with the FDA in the summer of 1993 and permission was granted by the FDA to commence Phase IIa in the fourth quarter of 1993. Sunrise completed Phase IIa clinical trials of the LTK system for hyperopia in the United States in November 1994. In February 1995, Sunrise filed its request with the FDA to commence Phase IIb clinical trials. In a March 1995 letter, the FDA cited various deficiencies in Sunrise's February letter and requested additional information. In December 1995, Sunrise submitted the requested additional information. In January 1996, the FDA responded to Sunrise's submittal by requesting current follow-up data on all Phase IIa patients. In March 1996, Sunrise provided the current follow-up data on all Phase IIa patients and received approval to expand its Phase II study in April 1996. Sunrise does not expect it will receive FDA approval of the LTK system for several years.

   In April 1993 Sunrise entered into an agreement with Danville Engineering to develop the MicroPrep, an air abrasive unit for cavity preparation by dentists. A 510(k) was filed with the FDA in July 1993. Sunrise received FDA clearance to commence commercial sale of the product in the United States on May 3, 1994.

   Sunrise expects some of its products will require filing of a 510(k) application or a PMA with the FDA prior to marketing in the United States. In the past, Sunrise has encountered significant delays with respect to its PMA filing with the FDA for hard tissue dental applications and has been required to perform additional clinical studies to support such application There can be no assurance Sunrise's applications to the FDA, when filed, will ultimately receive marketing approval or will be approved in a timely manner, the FDA will not request additional information or, where a 510(k) application is filed, the FDA will not require Sunrise to file a PMA for such products.

   Through 1991, revenues increased dramatically, and a substantial portion of Sunrise's revenues were derived from sales of the dLase 300 to ADT, accounting for approximately 90% and 79% of revenues in 1990 and 1991, respectively. Furthermore, since all dental products were marketed through ADT, Sunrise did not have significant sales and marketing expenses until 1991, when Sunrise began marketing the gLase 210. In early 1992, ADT withdrew earlier forecasts and advised Sunrise that orders for 1992 would be significantly reduced. Sunrise terminated its development and domestic distribution agreements with ADT, and ADT filed for arbitration regarding termination of the agreements as well as ownership of several new lasers developed by Sunrise in late 1991 and 1992. In the third quarter of 1992, Sunrise commenced sale of the SunLase 800, an eight-watt dental laser system, in Europe through established dental laser distributors. The arbitration was settled in February 1993, and, pursuant to the terms of settlement, both parties have equal rights to the eight-watt system developed by Sunrise. Sunrise was free to develop, manufacture and market dental lasers for its own account and has obtained royalty-bearing licenses under ADT's patents for this purpose. Sunrise also relinquished its rights to exclusively manufacture the dLase 300 for ADT or develop or manufacture future dental products for ADT. Sunrise currently markets the SunLase 800 and SunLase 400, a four watt dental laser system, overseas through established dental distributors. In late February 1993, Sunrise introduced the SunLase and SunLase Master, a four-watt and eight-watt system, respectively, for sale in the United States.

   On August 31, 1994, Sunrise sold certain assets associated with its surgical laser business to David Hennings, an individual, in exchange for 275,000 shares of Sunrise's common stock held by Mr. Hennings and a note receivable of $48,000. Sunrise also granted royalty-bearing licenses to certain patents owned by Sunrise. Up until the time of the transaction, Mr. Hennings was an employee and officer of Sunrise. Subsequent to the transaction, Mr. Hennings resigned his position on Sunrise's board of directors. The loss in disposition of these assets, which was facilitated through the formation of a new subsidiary, was not significant.

   As a result of termination of the ADT business relationship and competition in the dental industry, sales of Sunrise's dental laser products decreased from a high of $20 million in 1991, to less than $4 million in 1994. Revenues from the sale of dental laser products were expected to stabilize or slightly increase in 1995. However, the termination of the representation of the product line by Sunrise's German distributor adversely affected 1995 revenues. Sales of the MicroPrep, a non-laser dental product, which commenced in mid-1994, (see "Business") are becoming a more important part of Sunrise's total revenues. Sunrise does not expect any other products to contribute significantly to sales in 1996, and its results are highly dependent on the sale of these products. Significant revenues from sales of the LTK system cannot be anticipated until and unless U.S. regulatory approvals are obtained, a process which is expected to take no less than three additional years.

   The following table sets forth certain operations data as a percentage of net revenue for the periods indicated.

                                    YEAR ENDED DECEMBER 31,
                                   -----------------------
                                    1995     1994    1993
                                   ------- ------- -------
Net Revenues ...................    100%     100%     100%
Cost of revenues ...............     69       82       58
                                   ----     ----     ----
Gross profits ..................     31       18       42
Other costs and expenses:
 Engineering and development ...      9       20       18
 Sales, marketing and regulatory     57       50       48
 General and Administration ....     44       39       30
                                   ----     ----     ----
Total other costs and expenses .    110      109       96
                                   ----     ----     ----
Loss from operations ...........    (79)     (91)     (54)
Interest income, net of expense       1      --         0
                                   ----     ----     ----
Loss before taxes on income ....    (78)     (91)     (54)
Income tax expense (benefit) ...    --       --         2
                                   ----     ----     ----
Net Loss .......................    (78)%    (91)%    (56)%
                                   ====     ====     ====

   REVENUES

   1993 revenues of $11,860,000 reflect a full year of sales activity in the international marketplace for the SunLase 800 and introduction of the LTK product internationally in December 1993. Revenues decreased to $7,578,000 in 1994, approximately a 36% reduction from the 1993 levels. All product lines suffered volume decreases in 1994 when compared to 1993 with the exception of the newly introduced MicroPrep. Sunrise exited the surgical products market upon the sale of its surgical laser operation business to David R. Hennings, a co-founder and director of Sunrise. The sale was consummated in the third quarter of 1994. The MicroPrep, an air abrasive cavity preparation system, showed strong initial customer acceptance in both the domestic and international marketplaces following its June 1994 introduction. Revenues decreased to $5,294,000 in 1995, approximately a 30% reduction from the 1994 levels. Substantially all of this decrease is attributed to the dental laser product line, which experienced a revenue reduction in excess of 50%. The decrease is principally related to the German market, where Sunrise's exclusive distributor discontinued its representation of the product line. Sunrise's MicroPrep and Corneal Shaping System product lines maintained 1994 volume levels. Another factor influencing Sunrise's drop in revenue was its decision in July 1995 to rely less upon its domestic distributors and develop its own direct sales force. Although this strategic change should provide Sunrise with better control over its future sales, the short term impact (during the last half of 1995) adversely affected sales because of the training costs and learning curve for the new sales organization.

   In 1993, approximately 95% of Sunrise's dental laser sales were to international customers with very little market penetration in the United States. Although domestic laser sales increased in 1994, Sunrise experienced a 48% drop in total worldwide dental laser sales. Sunrise's marketing and sales efforts indicate dentists have been confused by the variety of lasers offered for dental applications and the market for dental lasers may not expand significantly until FDA approval for hard tissue applications has been obtained (see "Competition"-"Dentistry"). Sunrise believes university based educational programs coupled with clinical support may allow the dental laser market to become viable at some future date. This marketing program will require significant effort and expenses in order to establish a market presence in the United States.

   For those international sales not made in United States dollars, Sunrise, when appropriate, engages in foreign currency management to minimize the impact of foreign exchange fluctuations.

   GROSS PROFIT

   Gross profit margins were 42%, 18% and 31% in 1993, 1994 and 1995 respectively. The major factors contributing to the significant reduction in gross profit margins in 1994 from the 1993 levels include lower revenues of Sunrise's high margin laser products, underutilization of manufacturing capacity due to decreased product shipments and increased product costs associated with the MicroPrep product line. The 1995 improvement in gross profit margin, when compared to 1994, is attributed to introduction of the cost reduced MicroPrep Director, price increases for dental lasers and the Corneal Shaping System (CSS) being a greater percentage of total Company revenues. The CSS product line has a higher gross profit margin than Sunrise's blended profit margin. Underutilization of manufacturing capacity continues to adversely affect gross profit margins.

   ENGINEERING AND DEVELOPMENT

   Engineering and development expenses were $2,170,000, $1,561,000 and $503,000 for the years ended 1993, 1994, and 1995, respectively. Engineering and development expenses decreased to $503,000 in 1995, approximately a 68% reduction from the 1994 level. This reduction is principally due to the effect of the sale of the surgical products line (see "Overview").

   SALES, MARKETING AND REGULATORY

   Sales, Marketing and Regulatory expenses were $5,686,000, $3,763,000, and $2,992,000 for the years ended 1993, 1994, and 1995 respectively.

   Sunrise currently markets its ophthalmic lasers and dental products through a direct sales organization working with dealers, distributors and manufacturer's representatives in the United States. Distribution for all products internationally is handled through distributors.

   Sunrise had five direct sales employees at the end of 1993 and 1994, and thirteen at the end of 1995. During the first quarter of 1993, Sunrise began to aggressively pursue relationships with foreign distributors to market the SunLase dental laser systems, resulting in increased sales and marketing expenses. Increased spending for the United States market commenced during the second quarter of 1993 with the development of brochures, attendance at trade shows and discussions with United States distributors. 1994 sales, marketing, and regulatory expenses decreased 34% from the 1993 levels. This reduction is due primarily to reduced sales commissions resulting from a drop in revenues and curtailment of advertising and promotional expenditures. Sales, Marketing and Regulatory expenses decreased to $2,992,000 in 1995, approximately a 20% reduction from the 1994 level. This reduction is principally due to lower international sales and marketing costs, including commissions, as a result of decreased revenues in Germany.

   GENERAL AND ADMINISTRATIVE

   General  and   administrative   expenses  were  $3,605,000,   $2,933,000  and
$2,329,000 for the years ended 1993, 1994, and 1995 respectively.

   Sunrise's general and administrative expenses consist primarily of product liability and officer and director liability insurance premiums; accounting, legal and other fees related to financial transactions, patent and general corporate matters, and litigation, as well as provisions for Sunrise's allowance for bad debts. Expenses associated with the arbitration of the ADT contract dispute and continued legal expenses associated with ADT legal actions in federal and state courts in Michigan and California resulted in substantial legal fees in all three years. Sunrise implemented a reduction in workforce in December 1993 which resulted in a charge of approximately $175,000. Sunrise's expansion of the foreign distribution network resulted in a significant increase in the 1993 allowance for bad debts as compared with prior periods when substantially all sales were made to domestic customers. Sunrise anticipates on-going legal actions with ADT will result in continued high levels of legal expenses in 1996. The major factors accounting for the decrease in general and administrative expenses in 1994 from 1993 were lower salaries and related benefits, reduction in the provision for doubtful accounts and an increase in currency exchange gains. General and administrative expenses decreased to $2,329,000 in 1995, approximately a 20% reduction from the 1994 level.

   Although legal expenses, both general corporate and litigation, remain at high levels they are much lower than in 1994 and principally account for the lower spending level.

   INCOME TAXES

   In 1993, a provision of $232,000 was made to write off deferred tax assets which had been recorded in previous years. At December 31, 1995 and 1994, all deferred tax assets computed in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" have been fully offset by a valuation allowance.

   As of December 31, 1995, Sunrise had federal net operating loss carry-forwards of approximately $18,800,000. The ownership provisions of the Internal Revenue Code of 1986 would limit utilization of the carry-forwards should there be a substantial change in Sunrise's ownership.

   NET LOSS

   Sunrise  reported  losses of  $6,624,000,  $6,910,000 and $4,130,000 in 1993,
1994, and 1995 respectively.

   The net loss in 1993 was due primarily to increased sales and marketing expenses associated with Sunrise's efforts to establish relationships with dental laser distributors in the United States, expenses associated with the development of MicroPrep, clinical work on the LTK system, sales launch of the LTK system internationally in late 1993, legal expenses associated with ADT litigation and the stockholders' class action suit settlement, and an increase in the reserve for bad debts.

   The net loss in 1994 was due principally to a severe drop in ophthalmic laser sales in both the domestic and international marketplace and a decrease in foreign sales of dental lasers. Somewhat offsetting these reductions were the initial sales of the MicroPrep, Sunrise's air abrasive product introduced in June 1994, and across-the-board reductions in operating expenses.

   The net loss in 1995 was due principally to the continued low level of sales, excess manufacturing capacity and Sunrise's need to maintain the basic sales, marketing, regulatory and corporate infrastructure. Although across-the-board operating expense reduction totaled $2,433,000 in 1995 when compared to 1994, the reductions did not offset the low level of sales volume.

   LIQUIDITY AND CAPITAL RESOURCES

   As of December 31, 1995 Sunrise had $3,514,000 in cash and cash equivalents. Sunrise's operating activities used $4,495,000 in cash during 1995. A substantial portion of the 1995 loss was funded by the $7.5 million net proceeds received from the completion of private placements of 15,100,000 shares of Sunrise's common stock at prices ranging from $0.50 to $0.625 per share in June and September, 1995.

   Working capital amounted to $1,101,000 at December 31, 1994 and increased to $4,541,000 at December 31, 1995. Working capital, including the proceeds from the private placement, was used to fund Sunrise's 1995 loss and pay down its Accounts Payable.

   Sunrise's current operations continue to be cash flow negative, further straining Sunrise's working capital resources. The level of current product sales is not sufficient to provide enough cash to pursue the dental business and support ongoing development and regulatory approval of the LTK system. In order to continue its current level of operations, it will be necessary for Sunrise to obtain additional working capital resources, whether from debt or equity sources. If Sunrise is unable to obtain additional working capital resources from the placement of debt or equity instruments or the sale of some of its assets, it may be necessary for Sunrise to curtail or suspend operations.

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

   RESULTS OF OPERATIONS

   Revenues of $1,767,000 and $4,327,000 for the three- and nine-month periods ended September 30, 1996 represent 357% and 18% increases, respectively over the $387,000 and $3,680,000 for the same periods in 1995. MicroPrep, Sunrise's air abrasion cavity preparation system introduced in June 1994, continues to exhibit strong customer acceptance and accounted for approximately 60% of Sunrise's revenues for the three- and nine-month periods ended September 30, 1996.

   Gross profit as a percentage of sales was 41% for the three months ended September 30, 1996. Gross profit for the same period of 1995 was negative 14% due to the effect of fixed manufacturing costs on a relatively low sales volume. For the nine-month period ended September 30, 1996, gross profit as a percentage of sales increased from 34% to 41%. This increase is due to increased absorption of overheads due to higher sales and production volumes.

   Engineering and development expenses increased $30,000 (25%) and $143,000 (41%) to $149,000 and $494,000 for the three- and nine-month periods ended September 30, 1996, over the $119,000 and $351,000 expense for the same periods in 1995. This increased effort was directed primarily toward Sunrise's air abrasion product line with relatively level spending on the advancement of the LTK system.

   General and administrative expenses for the three-month period ended September 30, 1996 decreased to $668,000 from $734,000 for the same period in 1995. This decrease is due to decreased legal expenses and Sunrise's efforts to reduce costs. General and administrative expenses for the nine-month period ended September 30, 1996 increased to $1,873,000 from $1,646,000 in the same period of 1995. The increase is due to relatively higher legal expenses in earlier quarters of 1996.

   Sales, marketing and regulatory costs increased $409,000 (77%) and $845,000 (40%) to $942,000 and $2,938,000 for the three and nine months ended September 30, 1996, respectively, from the $533,000 and $2,093,000 for the same 1995 periods, due to increased costs relating to the implementation of a direct sales organization as well as increased marketing and regulatory costs.

   FINANCIAL CONDITION

   As of September 30, 1996 Sunrise had $1,443,000 in cash and cash equivalents. Sunrise's operating activities used $4,528,000 in the nine months ended September 30, 1996 and used $4,495,000 in cash during fiscal 1995. A substantial portion of the 1995 and 1996 losses were funded by the $7.5 million net proceeds received from the completion of private placements of 15,100,000 shares of Sunrise's common stock at prices ranging from $0.50 to $0.625 per share in June and September 1995. In August 1996, Sunrise closed a private placement of approximately 2,300,000 shares of its common stock in exchange for approximately $2,200,000 net proceeds to Sunrise. This financing will be used primarily to support FDA clinical trials for the Sunrise Corneal Shaping System, ongoing research and development, and general and administrative costs including costs associated with possible acquisitions.

   Working capital amounted to $4,541,000 at December 31, 1995 and decreased to $3,034,000 at September 30, 1996. Working capital, including the proceeds from the private placements, was used to fund Sunrise's 1995 and 1996 losses.

   Sunrise's current operations continue to be cash-flow negative, further straining Sunrise's limited working capital resources. The level of current product sales is not sufficient to provide enough cash for adequate working capital to expand the dental business and support ongoing marketing and regulatory development of the ophthalmic subsidiary. To continue its current level of operations, it will be necessary for Sunrise to obtain additional working capital resources from the placement of debt or equity instruments or the sale of some of its assets or it will be necessary for Sunrise to curtail or suspend operations.


                        INDEX TO FINANCIAL STATEMENTS

                                                                                              PAGE
                                                                                           --------
Audited Financial Statements:
  Report of Ernst & Young LLP .............................................................  F-2
  Consolidated Balance Sheets at December 31, 1995 and 1994 ...............................  F-3
  Consolidated Statements of Operations for the years ended
    December 31, 1995, 1994 and 1993 ......................................................  F-4
  Consolidated Statements of Stockholders' Equity for the three years ended
    December 31, 1995 .....................................................................  F-5
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1995, 1994 and 1993 ......................................................  F-6
  Notes to Consolidated Financial Statements, December 31, 1995 ...........................  F-7

Unaudited Financial Statements:
  Consolidated Statements of Operations for the three months ended September 30, 1996 and 1995 and for the nine months ended September 30, 1996 and 1995 ....................  F-16
  Consolidated Balance Sheets at September 30, 1996 and December 31, 1995  ................  F-17
  Consolidated Statements of Cash Flows, Increase (decrease) in cash and cash equivalents for the nine months ended September 30, 1996 and 1995 .................................  F-18
  Notes to Consolidated Financial Statements, September 30, 1996 ..........................  F-19

Schedule II--Valuation and Qualifying Accounts ............................................  F-21


              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

   We have audited the accompanying consolidated balance sheet of Sunrise Technologies International, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunrise Technologies International, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

   The accompanying consolidated financial statements have been prepared assuming that Sunrise Technologies International, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.


                                                             Ernst & Young LLP
Palo Alto, California
March 1, 1996


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                         CONSOLIDATED BALANCE SHEETS


                                                                        DECEMBER 31,
                                                                   ---------------------
                                                                       1995       1994
                                                                   ---------- ----------
                                                                       (IN THOUSANDS)
ASSETS
  Current assets:
  Cash and cash equivalents ......................................   $  3,514   $    559
  Accounts receivable, net of allowance of $25,000 and $450,000
   in 1995 and 1994 ..............................................      1,048        770
  Inventories ....................................................      1,666      1,955
  Prepaid expenses ...............................................        257        282
                                                                   ---------- ----------
      Total current assets .......................................      6,485      3,566
  Property and equipment, net ....................................        204        256
                                                                   ---------- ----------
      Total assets ...............................................   $  6,689   $  3,822
                                                                   ========== ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
  Accounts payable ...............................................   $  1,097   $  1,375
  Accrued payroll and related expenses ...........................        181        150
  Accrued warranty ...............................................        324        324
  Current portion of capital lease obligations ...................        --          18
  Other accrued expenses .........................................        342        598
                                                                   ---------- ----------
      Total current liabilities ..................................      1,944      2,465

Commitments and contingencies
  Stockholders' equity:
   Preferred Stock, $0.001 par value, 2,000,000 shares authorized, none issued or outstanding; Common stock, $0.001 par value,
    40,000,000 shares authorized, 25,280,056 and 10,459,286 shares issued and outstanding at December 31, 1995 and 1994,
    respectively .................................................         25         10
 Additional paid-in-capital ......................................     29,196     22,312
  Less treasury stock at cost, 275,000 shares at
    December 31, 1994 ............................................        --        (619)
  Accumulated deficit ............................................    (24,476)   (20,346)
                                                                   ---------- ----------
      Total stockholders' equity .................................      4,745      1,357
                                                                   ---------- ----------
      Total liabilities and stockholders' equity .................   $  6,689   $  3,822
                                                                   ========== ==========

                             See accompanying notes.

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         YEARS ENDED DECEMBER 31,
                                                    --------------------------------
                                                        1995       1994       1993
                                                    ---------- ---------- ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE
                                                                 AMOUNTS)
Net revenues .....................................  $ 5,294    $ 7,578    $11,860
Cost of revenues .................................    3,657      6,238      6,851
                                                    ---------- ---------- ----------
Gross profit .....................................    1,637      1,340      5,009
Other costs and expenses:
  Engineering and development ....................      503      1,561      2,170
  Sales, marketing and regulatory ................    2,992      3,763      5,686
  General and administrative .....................    2,329      2,933      3,605
                                                    ---------- ---------- ----------
    Total other costs and expenses ...............    5,824      8,257     11,461
                                                    ---------- ---------- ----------
Loss from operations .............................   (4,187)    (6,917)    (6,452)
Interest income, net of expense ..................       57          7         60
                                                    ---------- ---------- ----------
Loss before taxes on income ......................   (4,130)    (6,910)    (6,392)
Income tax expense (benefit) .....................      --         --         232
                                                    ---------- ---------- ----------
Net loss .........................................  $(4,130)   $(6,910)   $(6,624)
                                                    ========== ========== ==========
Net loss per share ...............................  $ (0.28)   $ (0.68)   $ (0.74)
                                                    ========== ========== ==========
Shares used in calculation of net loss per share     14,935     10,129      8,955
                                                    ========== ========== ==========

                           See accompanying notes.

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     THREE YEARS ENDED DECEMBER 31, 1995


                                                                                                RETAINED
                                                                  ADDITIONAL                    EARNINGS         TOTAL
                                           COMMON STOCK            PAID-IN         TREASURY    (ACCUMULATED   SHAREHOLDERS'
                                       SHARES        AMOUNTS       CAPITAL          STOCK         DEFICIT)       EQUITY
                                    -----------    -----------    -----------    -----------    -----------    -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31, 1992 ....     8,907,209    $    15,850           --             --      $    (6,812)   $     9,038
 Recapitalization in the
   State of Delaware ............          --          (15,841)        15,841           --             --             --
 Exercise of warrants and options       101,084           --              294           --             --              294
 Net loss .......................          --                            --             --           (6,624)        (6,624)
                                    -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1993 ....     9,008,293              9         16,135           --          (13,436)         2,708
 Sale of common stock,
   net of offering costs ........     1,250,000              1          5,507           --             --            5,508
 Exercise of warrants and options       200,993           --              670           --             --              670
 Treasury stock acquired through
  sale of surgical laser business          --             --             --             (619)          --             (619)
 Net loss .......................          --             --             --             --           (6,910)        (6,910)
                                    -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1994 ....    10,459,286             10         22,312           (619)       (20,346)         1,357
 Sale of common stock,
  net of offering costs .........    15,100,000             15          7,528           --             --            7,543
 Cancellation of treasury stock .      (275,000)          --             (619)           619           --             --
 Other ..........................        (4,570)          --              (25)          --             --              (25)
 Net Loss .......................          --             --             --             --           (4,130)        (4,130)
                                    -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1995 ....    25,279,716    $        25    $    29,196    $      --      $   (24,476)         4,745
                                    -----------    -----------    -----------    -----------    -----------    -----------

                            See accompanying notes.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                             YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                            1995       1994       1993
                                                        ---------- ---------- ----------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss .............................................  $(4,130)   $(6,910)   $(6,624)
Adjustments to reconcile net loss to net cash
 used in operating activities:
Depreciation and amortization ........................      102        469        871
Provision for doubtful accounts ......................       25        --         845
Changes in assets and liabilities:
   Accounts receivable ...............................     (303)       777        237
   Inventories .......................................      289        (68)       685
   Prepaid taxes and other ...........................       25        (69)       855
   Accounts payable ..................................     (278)    (1,091)     1,789
   Accrued payroll and related expenses ..............       31         68        (13)
   Accrued warranty ..................................      --         181         38
   Other accrued expenses ............................     (256)       571       (241)
                                                        ---------- ---------- ----------
Total adjustments ....................................     (365)       838      5,066
                                                        ---------- ---------- ----------
Net cash used in operating activities ................   (4,495)    (6,072)    (1,558)
                                                        ---------- ---------- ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment ...................      (50)       (22)      (384)
  Sale of short-term investments .....................      --         --         958
                                                        ---------- ---------- ----------
  Net cash (used in) provided by
    investing activities .............................      (50)       (22)       574
                                                        ---------- ---------- ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Payment on capital lease obligations .................      (18)       (61)       (79)
Issuance of common stock, net of offering costs  .....    7,518      6,178        293
                                                        ---------- ---------- ----------
Net cash provided by financing activities ............    7,500      6,117        214
                                                        ---------- ---------- ----------
Net increase (decrease) in cash and equivalents  .....    2,955         23       (770)
Cash and cash equivalents at beginning of period  ....      559        536      1,306
                                                        ---------- ---------- ----------
Cash and cash equivalents at end of period  ..........  $ 3,514    $   559    $   536
                                                        ========== ========== ==========

                             See accompanying notes.


                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1995

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS

   Sunrise Technologies International, Inc. (the "Company") develops, manufactures and markets laser systems and other products for applications in ophthalmology and dentistry. The Company was organized as a California corporation in March 1987 and was reincorporated in Delaware in June 1993 as Sunrise Technologies International, Inc. The Company continues to do business under the name Sunrise Technologies, Inc.

BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all material intercompany balances and transactions.

   The Company has incurred significant losses for the last several years and at December 31, 1995 has an accumulated deficit of $24,476,000. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company's long term ability to continue as a going concern is dependent upon returning to profitable operations. Management's plans include increasing sales through increased direct sales and marketing efforts on existing products and pursuing timely regulatory approval for certain products under development. Management also recognizes the need for infusion of cash during the fiscal year 1996 and is actively pursuing various options including securing additional equity financing.

INDUSTRY SEGMENT AND CONCENTRATION OF RISK

   The Company, which operates in a single industry segment, designs, manufactures, markets and services medical laser and air abrasive systems. The Company sells its products to customers in the medical industries globally. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. One customer accounted for 21%, 57% and 53% of revenues in 1995, 1994 and 1993 respectively.

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company invests its excess cash in deposits with major banks, in U.S. Treasury and U.S. Agency obligations.

CONCENTRATION OF OTHER RISKS

   The Company's operating results each quarter are subject to various uncertainties as discussed in the Company's Annual Report on 10-K for 1995, including uncertainties related to the composition, timing and size of orders from the shipments to major customers, variations in product mix and variations in product cost and competitive pressures.

   One of the more significant risks potentially affecting the Company's operating results is the fact that a substantial portion of the Company's net revenues in each quarter generally result from shipments during the latter part of the quarter. Because the Company establishes its operating expense level based on expected revenue, if anticipated shipments in any quarter do not occur as expected, gross profits may be adversely affected. For these and other reasons, the Company may not learn of shortfalls in revenues, margins or other financial results until later in a quarter. Any such shortfall could have an immediate and significant adverse effect on the trading price of the Company's common stock.

   Inventories: Most components used in the Company's air abrasive and laser systems are purchased from outside sources. Certain components in the air abrasive systems are currently purchased from a

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995 -- (Continued)

single supplier. The failure of such supplier to meet its commitment on schedule could have a material adverse effect on the Company. If the sole source supplier were to go out of business or otherwise become unable to meet its supply commitments, the process of locating and qualifying alternate sources could require up to several months during which time the Company's production could be delayed. Such delays could adversely affect the Company's business and financial results.

   International Operations: Sunrise's international business is an important contributor to the Company's net revenues and gross profits. Substantially all of Sunrise's international sales are denominated in the U.S. dollar and an increase in the value of the U.S. dollar relative to foreign currencies could make products sold internationally less competitive. The Company does not have any overseas offices.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

   Cash consists of cash on deposit with banks and highly liquid investments with a maturity from the date of purchase of 90 days or less. As of December 31, 1995 and 1994, the Company did not hold any investments in debt or equity securities.

INVENTORIES

   Inventories are stated at the lower of cost (first-in, first-out) or market. Inventory at December 31, consists of:

                                           1995     1994
                                         -------- --------
                                          (IN THOUSANDS)

                       Raw materials ....  $909   $1,262
                       Work-in-process ..   237      377
                       Finished goods ...   520      316
                                         ------   ------
                                         $1,666   $1,955
                                         ======   ======

PROPERTY AND EQUIPMENT

   Property and equipment is stated at cost and depreciated using the straight-line method for financial reporting over estimated useful lives of two to five years. Assets under capitalized leases are amortized over the shorter of the term of the lease or their useful lives, and such amortization is included with depreciation expense. Property and equipment at December 31, consists of:

                                                      1995      1994
                                                   --------- ---------
                                                     (IN THOUSANDS)
   Machinery and equipment ........................$ 1,412   $ 1,458
   Computer Equipment .............................    599       503
   Furniture and fixtures .........................    207       207
   Leasehold improvements .........................    167       167
                                                   --------- ---------
                                                     2,385     2,335
   Less accumulated depreciation and amortization   (2,181)   (2,079)
                                                   --------- ---------
                                                   $   204   $   256
                                                   ========= =========

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995 -- (Continued)

NET LOSS PER SHARE

   Net loss per share for the years ended December 31, 1995, 1994 and 1993 is based solely on weighted average shares of common stock outstanding during the period. Common equivalent shares have not been considered in the computation since their inclusion would have an antidilutive effect.

REVENUE RECOGNITION

   Revenues are recognized at time of shipment. A provision for the estimated future cost of warranty is made at the time a sale is recorded.

CONCENTRATION OF CREDIT RISK, SIGNIFICANT CUSTOMERS AND EXPORT SALES

   The Company performs on-going credit analysis of its customers. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. One customer accounted for 21%, 57% and 53% of revenues in 1995, 1994 and 1993 respectively.

   The Company had export sales by region as follows:

                                1995     1994     1993
                             -------- -------- --------
                                    (IN THOUSANDS)
           Europe ........   $1,948   $4,291   $ 7,400
           Pacific Rim  ..    1,192      139     1,363
           Canada ........      248      393        82
           Other .........      282      363     1,354
                             -------- -------- --------
             Total .......   $3,670   $5,186   $10,199
                             ======== ======== ========

ACCOUNTING FOR STOCK-BASED COMPENSATION

   In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's December 31, 1996 financial statements. Statement 123 allows companies to either account for stock-based compensation under the new provisions of Statement 123 or under the provisions of APB 25, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of Statement 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB 25. As such, the adoption of Statement 123 will not impact the financial position or the results of operations of the Company.

2. TAXES ON INCOME

   Effective January 1, 1993, the Company changed its method of accounting for income taxes to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). As permitted under the new standard, prior years' financial statements have not been restated. The cumulative effect of adopting SFAS 109 was not material.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995 -- (Continued)


   The provision for income taxes for each of the three years ended December 31, consists of:

                                  1995     1994     1993
                               -------- -------- --------
                                      (IN THOUSANDS)
       Federal:
         Current ..............  --       --       --
       Deferred (prepaid)  ....  --       --      232
                                 --       --      232
                               -------- -------- --------
       State:
         Current ..............  --       --       --
                               -------- -------- --------
                               $ --     $ --     $232
                               ======== ======== ========

   The provision for income taxes differs from the amount computed by applying the statutory federal income tax rates to income before income taxes. The source and tax effect of the differences is as follows:

                                                 1995      1994      1993
                                              --------- --------- ---------
                                                     (IN THOUSANDS)

       Statutory Rate ........................ (35)%     (35)%      (35)%
       Purchase of in-process technology  ....  --        --        --
       Foreign sales corporation .............  --        --        --
       Other .................................  --        --        --
       NOL's not benefited which have been
        reserved .............................  35%       35%        35%
       Increase in valuation reserve .........  --        --          4%
                                              --------- --------- ---------
                                                --        --          4%

   Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1995 and 1994 are as follows:

                                                       1995      1994
                                                    --------- ---------
                                                      (IN THOUSANDS)

       Deferred tax assets:
         Net Operating Loss Carryforwards .......... $     0   $ 5,168
         Research Credits (expire 2005-2009)  ......     642       577
         Inventory valuation adjustment ............     188       206
         Bad Debt Reserve ..........................      10       181
         Other .....................................     751       706
                                                     --------- ---------
           Total deferred tax asset ................   8,766     6,838
       Valuation allowance for deferred tax assets    (8,766)   (6,838)
                                                     --------- ---------
       Net deferred tax assets ..................... $   --    $   --
                                                     ========= =========

   As of December 31, 1995, the Company had federal and state net operating loss carryforwards of approximately $18,800,000 and $8,400,000 respectively. The change in the Company's valuation allowance from 1993 to 1994 was an increase of $2,601,000. The net operating loss and credit carryforwards will expire at various dates through 2010 if not utilized.

   The ownership change provisions of the Internal Revenue Code of 1986 and similar state provisions would limit utilization of the carryforwards should there be a substantial change in the Company's ownership. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995 -- (Continued)


3. COMMITMENTS AND CONTINGENCIES

LEASES

   The Company leased certain equipment under noncancellable capital leases. The cost of assets under capital leases as of December 31, 1994 was approximately $236,000 and accumulated amortization applied to assets under capital leases was $236,000 and $231,000 at December 31, 1995 and in 1994 respectively. The Company leases certain of its facilities and equipment under a noncancellable operating lease. Rent expense was $281,000, $279,000 and $271,000 in 1995, 1994 and 1993,
respectively.

   The following is a schedule by year of future minimum lease payments at December 31, 1995:

                                        OPERATING
                                     --------------
                                      (IN THOUSANDS)
            Year ending December 31,
              1996 ..................    $245
              1997 ..................      24
                                     --------------
            Total minimum payments
             required ...............    $269
                                     ==============

CONTINGENCIES

 American Dental Technologies, Inc. v. Sunrise Technologies International, Inc.

   In October 1993, the Company filed an action against American Dental Technologies, Inc., formerly American Dental Laser, Inc., in Alameda County Superior Court. The complaint asserts a cause of action for breach of contract and seeks compensatory damages in excess of $900,000, as well as attorneys' fees and costs. The case arises from a dispute between the parties regarding their rights and obligations under the terms of the settlement agreement that terminated their manufacturing/distribution relationship for dental products. In December 27, 1993, ADT filed a general answer to the complaint denying all material allegations thereof and asserting various affirmative defenses. In addition, ADT filed a cross-complaint against the Company asserting causes of action for breach of contract, fraud, unfair competition, unfair trade practices, interference with contract and prospective economic advantage, indemnity, and injunctive and declaratory relief. The Company filed its answer to the cross-complaint in January 1994, generally denying all the allegations thereof and asserting various affirmative defenses. This matter was brought to trial in July 1995, resulting in a jury verdict in the Company's favor on July 28, 1995. Subsequently, on November 14, 1995, ADT deposited with the court a cashier's check in the amount of $1,410,267 and filed an appeal of the jury verdict, which is presently pending. Such amount has not been recorded on the Company's book pending outcome of the appeal. The Company believes the outcome of this legal proceeding will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

 Sunrise Technologies International, Inc. and Danville Engineering, Inc. v. American Dental Technologies, Inc.

   In May 1994, the Company and Danville Engineering, Inc. filed two separate actions against ADT in the U.S. District Court for the Northern District of California seeking a declaration of invalidity and non-infringement of five patents related to air-abrasive dental technology. The patents at issue are either owned or exclusively licensed by ADT. ADT acknowledged the patents in one of the cases and did not cover Sunrise products. Accordingly, this action was dismissed. ADT brought a motion to dismiss both complaints for lack of subject matter jurisdiction, which was denied on July 7, 1994. ADT answered the complaints on October 12, 1994. The answers assert numerous affirmative defenses, as well as a counterclaim that the Company and Danville have infringed one of ADT's patents by the manufacture, sale

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995 -- (Continued)

or use of the MicroPrep. The counterclaim seeks damages, injunctive relief, attorneys' fees, costs, and a declaration of validity and infringement. ADT also seeks a declaration of validity for the remaining patents. Discovery is currently pending. The Company believes it has meritorious defenses to the cross- complaint. The Company believes the outcome of this legal proceeding will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

 American Dental Technologies, Inc. v. Sunrise Technologies International, Inc. et al.

   In October 1994, ADT filed an action against the Company and several of its distributors in the U.S. District Court for the Eastern District of Michigan, alleging infringement of a newly-issued patent assigned to ADT, which covers technology and uses related to air-abrasive dental products. This action appears to involve substantially the same issues as the actions filed by the Company in the Northern District of California, but is based on a patent which has not issued at the time the Company filed its claims. In December 1994, the Company filed a motion to dismiss this action as to one of the distributor defendants and to transfer the remainder of the case to California for consolidation with the California declaratory relief actions filed by the Company against ADT. The Company's motion was granted in May 1995. The case was transferred and has been consolidated. Discovery is currently pending. The Company vigorously denies the plaintiffs allegations and believes it has meritorious defenses to this claim. The Company believes the outcome of this legal proceeding will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

4. STOCKHOLDERS' EQUITY

COMMON STOCK

   As of December 31, 1995, there remains 38,340 warrants to purchase common stock which were issued in connection with the acquisition of Laser Biotech, Inc. in April 1992. The exercise prices of these warrants range from $3.70 to $9.26 per share.

   In September 1995, the Company completed a private placement of 13,000,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 675,000 shares of common stock. The exercise price for these warrants is $0.55 and they are exercisable at any time before September 6, 2000.

   In June 1995, the Company completed a private placement of 2,100,000 shares of common stock.

   In February 1994, the Company completed a private placement of 1,250,000 shares of common stock. In connection with the private placement, the placement agent received a warrant to purchase 62,500 shares of common stock. The exercise price for these warrants is $6.00 and they are exercisable at any time before February 8, 1999.

   In conjunction with the 1992 private placement, the placement agent received a warrant to purchase 25,000 shares of common stock for $8.05 per share. The warrant is exercisable at any time prior to August 28, 1997 and is not redeemable by the Company.

   As of December 31, 1995, there were warrants outstanding to purchase 800,840 shares of common stock.

STOCK OPTION PLAN

   In 1988, the Company adopted the 1988 Stock Option Plan (the "Plan") under which employees, directors and consultants may be granted incentive or nonstatutory stock options. Under the Plan, incentive stock options must be granted at an exercise price of not less than the fair market value of the common stock at the date of grant, except that options granted to stockholders owning greater than 10

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995 -- (Continued)

percent of the total voting power of all classes of stock of the Company must have an exercise price of not less than 110 percent of the fair market value at the date of grant. Nonstatutory options must be at least 85 percent of fair market value at the date of grant. Options granted generally provide that 25 percent of the shares subject thereto become exercisable one year after the date of grant and 1/36 of the remaining shares subject to the option become exercisable each month thereafter. The Plan expires in 1998.

   Information with respect to Plan activity is as follows:

                                                        OUTSTANDING OPTIONS
                                        SHARES    -----------------------------
                                       AVAILABLE                      SHARE
                                       FOR GRANT      SHARES          PRICE
                                    ------------- ------------- ---------------
Balance, December 31, 1993 ......       415,350        771,900     $0.75 - $8.50
Shares reserved .................       440,000           --             --
Granted .........................    (1,168,214)     1,168,214     $        2.00
Exercised .......................          --         (189,561)    $0.75 - $5.63
Canceled ........................       582,339       (582,339)    $1.25 - $8.50
                                     ----------     ----------     -------------
Balance, December 31, 1994 ......       269,475      1,168,214     $0.75 - $2.00
Shares reserved .................     1,550,000           --             --
Granted .........................    (1,633,331)     1,633,331     $0.97 - $2.50
Exercised .......................          --             --             --
Canceled ........................     1,497,381     (1,497,381)    $    1.00
                                     ----------     ----------     -------------
Balance, December 31, 1995 ......     1,683,529      1,304,164     $0.75 - $2.50
                                     ==========     ==========     =============

   As of December 31, 1995 and 1994, options to purchase 472,840 and 555,119 shares respectively were exercisable. In 1995, 1,058,331 options to purchase shares were reissued at $1.00 per share prices under an option exchange program. During 1994 options outstanding were cancelled and reissued under an option exchange program.

EMPLOYEE STOCK PURCHASE PLAN

   In June 1992, the Company adopted the 1992 Employee Stock Purchase Plan under which 200,000 shares have been reserved for issuance. Eligible employees may purchase common stock at 85 percent of the lower of the closing price of the stock on the offering date or the exercise date determined by the Board of Directors. Purchases are limited to 10 percent of each employee's compensation. As of December 31, 1995 and 1994, 34,689 shares had been issued under the plan.

5. SALE OF ASSETS

   On August 31, 1994, the Company sold certain assets associated with its surgical laser business to David Hennings, an individual, in exchange for 275,000 shares of the Company's common stock held by Mr. Hennings and a note receivable of $48,000. The Company also granted royalty-bearing licenses to certain patents owned by the Company. Up until the time of the transaction, Mr. Hennings was an employee and officer of the Company. Subsequent to the transaction, Mr. Hennings also resigned his position on the Company's board of directors. The loss in disposition of these assets, which was facilitated through the formation of a new subsidiary, was not significant.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995 -- (Continued)

6. SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

                                               1995   1994   1993
                                             ------ ------ -------
                                                 (IN THOUSANDS)
 Cash paid (refunded) during the year for:
  Interest ...........................         --     --    $  60
  Income taxes .......................         --     --    $(826)

Supplemental schedule of noncash investing and financing activities:

                                             1995   1994   1993
                                           ------ ------ ------
                                               (IN THOUSANDS)
Acquisition of equipment pursuant to
 capital gains lease obligations  ...        --      --     $8

7. EVENTS SUBSEQUENT TO DATE OF AUDITORS REPORT

   LITIGATION SETTLEMENTS

   In July 1996, the Company settled all of its outstanding litigation with American Dental Technologies ("ADT"). These matters were reported on most recently in the Company's Form 10-K for the year ended December 31, 1995. The material terms of the settlement are as follows:

      1. Sunrise waived its rights to collect a judgment of $940,000 obtained against ADT in a prior case, which had been subject to an appeal by ADT.

      2. Sunrise obtained a non-exclusive license to certain ADT patents covering air abrasion systems used in dental applications.

      3. Sunrise will pay ADT a royalty of 7% on all air abrasion products shipped after December 31, 1996.

      4. If Sunrise sells its dental air abrasion business before July 1998, it must pay to ADT a transfer fee equal to 10% of the amount received for the air abrasion business.

   PROPOSED DISPOSAL

   On November 18, 1996 the Company signed a Letter of Intent to sell its Dental Operations to Lares Research. Consideration for the sale will be $5 million in cash on completion, $2 million in non-interest- bearing promissory notes receivable in six annual installments beginning December 31, 1997 and warrants to purchase 2.5% of the outstanding common stock of Lares Research. This transaction is subject to stockholder approval and other conditions including Lares' ability to complete a private placement in an amount not less than $5 million.

                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE THREE- AND NINE-MONTH PERIODS
                      ENDED SEPTEMBER 30, 1996 AND 1995


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                         CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)


                                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                                  1996            1995
                                                                             --------------- --------------
                                                                                (UNAUDITED)       (NOTE)
                                                                                      (IN THOUSANDS)
                                   ASSETS
Current assets:
  Cash and cash equivalents ...............................................   $  1,443        $  3,514
  Accounts receivable, net of allowance ...................................      1,014           1,048
  Inventories .............................................................      2,031           1,666
  Prepaid expenses ........................................................        308             257
                                                                              --------------- --------------
    Total current assets ..................................................      4,796           6,485
Property and equipment, net ...............................................        187             204
                                                                              --------------- --------------
    Total assets ..........................................................   $  4,983        $  6,689
                                                                              =============== ==============
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ........................................................   $    770        $  1,097
  Accrued payroll and related expenses ....................................        306             181
  Accrued warranty ........................................................        324             324
  Other accrued expenses ..................................................        362             342
                                                                              --------------- --------------
    Total current liabilities .............................................      1,762           1,944
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $0.001 par value, 2,000,000 shares authorized, none issued or outstanding. Common stock, $0.001 par value, 40,000,000 shares authorized, 27,866,613 and 25,280,056 shares issued and outstanding at
   September 30, 1996 and December 31, 1995 respectively. .................         28              25
  Additional paid-in-capital ..............................................     31,688          29,196
  Accumulated deficit .....................................................    (28,495)        (24,476)
                                                                              --------------- --------------
    Total stockholders' equity ............................................      3,221           4,745
                                                                              --------------- --------------
    Total liabilities and stockholders' equity ............................   $  4,983        $  6,689
                                                                              =============== ==============

Note: The consolidated balance sheet at December 31, 1995 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.


                             See accompanying notes.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (unaudited)

                                         THREE MONTHS ENDED     NINE MONTHS ENDED
                                            SEPTEMBER 30,         SEPTEMBER 30,
                                       --------------------- ---------------------
                                           1996       1995       1996       1995
                                       ---------- ---------- ---------- ----------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues ..........................$ 1,767    $   387    $ 4,327    $ 3,680
Cost of revenues ......................  1,046        440      3,084      2,411
                                       ---------- ---------- ---------- ----------
Gross profit (loss) ...................    721        (53)     1,243      1,269
Other costs and expenses:
  Engineering and development .........    149        119        494        351
  Sales, marketing and regulatory  ....    942        533      2,938      2,093
  General and administrative ..........    668        734      1,873      1,646
                                       ---------- ---------- ---------- ----------
   Total other costs and expenses  ....  1,759      1,386      5,305      4,090
                                       ---------- ---------- ---------- ----------
Loss from operations .................. (1,038)    (1,439)    (4,062)    (2,821)
Interest income .......................     10          2         43          6
                                       ---------- ---------- ---------- ----------
Net loss ..............................$(1,028)   $(1,437)   $(4,019)   $(2,815)
                                       ========== ========== ========== ==========
Net loss per share ....................$ (0.04)   $ (0.11)   $ (0.16)   $ (0.24)
                                       ========== ========== ========== ==========
Shares used in calculation of net loss
 per share ............................ 26,932     13,234     25,898     11,487
                                       ========== ========== ========== ==========

                           See accompanying notes.


                   SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (unaudited)

                                                                              NINE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                                           ---------------------
                                                                               1996       1995
                                                                           ---------- ----------
                                                                               (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ..................................................................$(4,019)   $(2,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and additions to allowance
 for doubtful accounts ....................................................     85         78
Changes in assets and liabilities:
  Accounts receivable .....................................................      4        437
  Inventories .............................................................   (365)       284
  Prepaid expenses ........................................................    (51)       (81)
  Accounts payable ........................................................   (327)       (30)
  Accrued payroll and related expenses ....................................    125         25
  Other accrued expenses ..................................................     20       (299)
Total adjustments .........................................................   (509)       414
Net cash used in operating activities ..................................... (4,528)    (2,401)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment ........................................    (38)       (39)
Net cash used in investing activities .....................................    (38)       (39)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on capital lease obligations ......................................    --         (12)
Issuance of common stock, net of offering costs ...........................  2,495      7,573
Purchase of Treasury Stock ................................................    --         (55)
Net cash provided by financing activities .................................  2,495      7,506
Net increase (decrease) in cash and equivalents ........................... (2,071)     5,066
Cash and cash equivalents at beginning of period ..........................  3,514        559
Cash and cash equivalents at end of period ................................$ 1,443    $ 5,625


                           See accompanying notes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)
                               September 30, 1996

1. BASIS OF PRESENTATION

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all material intercompany balances and transactions.

   The consolidated financial data at and for the periods ended September 30, 1996 and 1995 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that the management of Sunrise Technologies International, Inc. believes to be necessary for fair presentation of the periods presented. Interim results are not necessarily indicative of results for the full year. The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1995 included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission.

   The Company has incurred significant losses for the last several years and, at September 30, 1996 has an accumulated deficit of approximately $28,495,000. The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. The Company's long-term ability to continue as a going concern is dependent on returning to profitable operations. Management's plans include increasing sales through expanded marketing efforts for existing products and pursuing timely regulatory approval for certain products under development. Management also recognizes the need for infusion of cash and is actively pursuing various options including securing additional equity financing. If the Company is unable to obtain additional working capital resources from the placement of debt or equity instruments, or the sale of some of its assets, it will be necessary for the Company to curtail or suspend operations.

2. NET LOSS PER SHARE

   Net loss per share for the periods ended September 30, 1996 and 1995 is based solely on weighted average shares of common stock outstanding during the period. Common equivalent shares have not been considered in the computation since their inclusion would have an antidilutive effect.

3. REVENUE RECOGNITION

   Revenues are recognized at time of shipment.

4. INVENTORIES

   Inventories are stated at the lower of cost (first-in, first-out) or market and consisted of the following on the dates indicated:

                              SEPTEMBER 30,   DECEMBER 31,
                                  1996            1995
                            --------------- --------------
                                     (IN THOUSANDS)
           Raw materials  ..   $1,166          $  909
           Work-in-process        435             237
           Finished goods  .      430             520
                            --------------- --------------
                               $2,031          $1,666
                            =============== ==============

5. INCOME TAXES

   Due to the Company's losses from operations, all deferred tax assets, which primarily result from net operating loss carry forwards, have been offset in full by a valuation allowance in accordance with SFAS No. 109.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (unaudited)
                        September 30, 1996 -- (Continued)

6. LITIGATION SETTLEMENTS

   In July 1996, the Company settled all of its outstanding litigation with American Dental Technologies ("ADT"). These matters were reported on most recently in the Company's Form 10-K for the year ended December 31, 1995. The material terms of the settlement are as follows:

      1. Sunrise waived its rights to collect a judgment of $940,000 obtained against ADT in a prior case, which had been subject to an appeal by ADT.

      2. Sunrise obtained a non-exclusive license to certain ADT patents covering air abrasion systems used in dental applications.

      3. Sunrise will pay ADT a royalty of 7% on all air abrasion products shipped after December 31, 1996.

      4. If Sunrise sells its dental air abrasion business before July 1998, it must pay to ADT a transfer fee equal to 10% of the amount received for the air abrasion business.

7. SUBSEQUENT EVENT

   On November 18, 1996 the Company signed a Letter of Intent to sell its Dental Operations to Lares Research. Consideration for the sale will be $5 million in cash on completion, $2 million in non-interest- bearing promissory notes receivable in six annual installments beginning December 31, 1997 and warrants to purchase 2.5% of the outstanding common stock of Lares Research. This transaction is subject to stockholder approval and other conditions including Lares' ability to complete a private placement in an amount not less than $5 million.

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

                                                ADDITIONS
                                   BALANCE AT   CHARGED TO                         BALANCE AT
                                   BEGINNING    COSTS AND                             END
                                   OF PERIOD     EXPENSES    DEDUCTIONS  OTHER(A)  OF PERIOD
                                 ------------ ------------ ------------ -------- ------------
                                                         (IN THOUSANDS)
Year ended December 31, 1993
Reserves and allowances deducted
 from assets accounts:
 Allowance for uncollectible
  accounts ......................    $135         $846         $ --         $ --     $981
 Allowance for inventory ........    $349         $537         $ --         $ --     $886
Year ended December 31, 1994
Reserves and allowances deducted
 from assets accounts:
 Allowance for uncollectible
  accounts ......................    $981         $ --         $ --         $(531)   $450
 Allowance for inventory ........    $886         $ --         $ --         $(373)   $513
Year ended December 31, 1995
Reserves and allowances deducted
 from assets accounts:
 Allowance for uncollectible
  accounts ......................    $450         $ 25         $(450)       $ --     $ 25
 Allowance for inventory ........    $513         $250         $(295)       $ --     $468

(A) Amounts relate to valuation allowance assigned to disposed assets as discussed in note 5 to the consolidated financial statements.

                                                                      APPENDIX A

-------------------------------------------------------------------------------

PROXY              SUNRISE TECHNOLOGIES INTERNATIONAL, INC.              PROXY

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH   , 1997

   The undersigned hereby appoints David W. Light and Joseph W. Shaffer and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Sunrise Technologies International, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Sunrise Technologies International, Inc. to be held
at        on March       ,  1997, at 10:00 a.m.,  local time, and at any and all
continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

                (Continued, and to be signed on the other side)

-------------------------------------------------------------------------------

                            * FOLD AND DETACH HERE *

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Please mark
                                                                                                                   /X/  your votes
                                                                                                                          as this

                                                                                                            FOR   AGAINST   ABSTAIN
UNLESS A CONTRARY  DIRECTION  IS  INDICATED,  THIS     Proposal 1: To approve  the sale of  substantially
PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1, 2 AND     all  of  the   assets  of   Sunrise   Technologies
3 AS  MORE  SPECIFICALLY  DESCRIBED  IN THE  PROXY     International,   Inc.   relating   to  its  dental  [   ]   [   ]     [   ]
STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED,     business to Lares Research,  substantially  on the
THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.      terms contained in the Lares Letter of Intent

MANAGEMENT RECOMMENDS A VOTE FOR EACH OF PROPOSALS     Proposal 2. To approve  the sale of  substantially
1, 2 AND 3.                                            all  of  the   assets  of   Sunrise   Technologies
                                                       International,   Inc.   relating   to  its  dental
                                                       business to a purchaser other than Lares Research,  [   ]   [   ]     [   ]
                                                       in the event the  transaction  is not  consummated
                                                       with  Lares   Research,   provided  that  (a)  the
                                                       transaction is consummated on or prior to December
                                                       31,  1997  and  (b)  aggregate  cash  proceeds  to
                                                       Sunrise Technologies  International,  Inc. are not
                                                       less than $5,000,000

I PLAN TO ATTEND THE MEETING             [  ]          Proposal 3. To increase  the number of  authorized
                                                       shares  of common  stock,  par  value  $0.001  per  [   ]   [   ]     [   ]
                                                       share, of Sunrise Technologies International, Inc.
                                                       from 40,000,000 to 75,000,000

                                                                       Please sign exactly as your name  appears  hereon.
                                                                       If the stock is  registered in the names of two or
                                                                       more   persons,   each  should  sign.   Executors,
                                                                       administrators,     trustees,     guardians    and
                                                                       attorneys-in-fact  should  add  their  titles.  If
                                                                       signer  is  a   corporation,   please   give  full
                                                                       corporate name and have a duly authorized  officer
                                                                       sign,  stating title.  If signer is a partnership,
                                                                       please  sign in  partnership  name  by  authorized
                                                                       person.

Signature(s) ______________________________________________________________                          Date ________________
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE
UNITED STATES.

-----------------------------------------------------------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *



